Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212342

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 8, 2016)

ABRAXAS PETROLEUM CORPORATION

25,000,000 Shares

Common Stock

We are offering 25,000,000 shares of our common stock. Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.” The last reported sale price of our common stock on January 18, 2017 was $2.71 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-12 of this prospectus supplement, on page 2 of the accompanying prospectus and in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein for a description of various risks you should consider in evaluating an investment in our shares.

	Public Offering Price	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses, to Us
Total	$60,000,000	$3,000,000	$57,000,000

Per Share	$2.40	$0.12	$2.28

(1)	Please read “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters may also purchase up to an additional 3,750,000 shares of common stock from us at the public offering price above, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described herein or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about January 25, 2017 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Seaport Global Securities	Canaccord Genuity	Stephens Inc.

Senior Co-Manager

Johnson Rice & Company L.L.C.

Co-Manager

Euro Pacific Capital

The date of this prospectus supplement is January 19, 2017

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information about the securities we may offer from time to time, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (Registration No. 333-212342) with the Securities and Exchange Commission (the “SEC”) declared effective on August 8, 2016. Generally, when we use the term prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update, or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters, including any free writing prospectus. We and the underwriters have not authorized anyone to provide you with different information. We and the underwriters are not making an offer of these securities in any state where the offer or sale is not permitted. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the offering, including the merits and risks involved. None of Abraxas Petroleum Corporation, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment decision in our common stock by you under applicable laws. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under the heading “Incorporation By Reference.”

When used in this prospectus supplement, the terms “Abraxas,” the “Company,” “we,” “our” and “us” refer to Abraxas Petroleum Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires. We have provided definitions for some of the oil and gas industry terms used in this prospectus supplement in the section entitled “Glossary of Terms.”

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FORWARD-LOOKING INFORMATION

We make forward-looking statements throughout this prospectus supplement, the accompanying prospectus and the documents included or incorporated by reference. Whenever you read a statement that is not a statement of historical fact (such as statements including words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “could,” “potentially,” “would” or similar expressions), you must remember that these are forward-looking statements, and that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus supplement, the accompanying prospectus or in the documents included or incorporated by reference is generally located in the material set forth under the headings “Prospectus Supplement Summary,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management’s reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

•	the prices we receive for our production and the effectiveness of our hedging activities;

•	the availability of capital including under our bank credit facility;

•	our success in development, exploitation and exploration activities;

•	declines in our production of oil and gas;

•	our indebtedness and the significant amount of cash required to service our indebtedness;

•	limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our bank credit facility and restrictive debt covenants;

•	our ability to make planned capital expenditures;

•	ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our ability to procure services and equipment for our drilling and completion activities;

•	our acquisition and divestiture activities;

•	weather conditions and events;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities; and

•	other factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Initial production, or IP, rates, for both our wells and for those wells that are located near our properties, are limited data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates, expected ultimate recovery, or EUR, or economic rates of return from such wells and should not be relied upon for such purpose. Equally, the way we calculate and report peak IP rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable. Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as lease-line offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid-length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

S-iii

Except as otherwise required by law, we disclaim any duty to update any forward-looking statements, all of which are qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement. See also “Where You Can Find More Information.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus distributed by us, as well as the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Forward-Looking Information” in this prospectus supplement. All reserve information is derived from reserve reports prepared by DeGolyer and MacNaughton, an independent engineering firm, for approximately 99% of the PV-10 of our properties as of the date of each of the reports. The remaining reserve estimates were prepared by Abraxas personnel. We have provided definitions of some of the oil and gas industry terms used in this prospectus supplement in the section entitled “Glossary of Terms.”

Overview

We are an independent energy company primarily engaged in the acquisition, exploration, development and production of oil and gas. At December 31, 2015, our estimated net proved reserves were 43.2 MMBoe, of which 39.8% were classified as proved developed, 71% were oil and NGL and 95% of which (on a PV-10 basis) were operated by us. Our daily net production for the quarter ended September 30, 2016 was 5,955 Boepd, of which 61% was oil.

Our oil and gas assets are located in three operating regions: the Rocky Mountain, Permian/Delaware Basin and South Texas. The following table sets forth certain information related to our properties as of and for the year ended December 31, 2015:

				Estimated Net Proved Reserves		Net Production
	Gross Producing Wells	Average Working Interest	Total Net Acres	(MBoe)	% Oil/NGL	(MBoe)	% Oil/NGL
Rocky Mountain (1)	788	11.79%	44,013	29,476	83.9%	1,324.4	85.6%
Permian/Delaware Basin	240	64.22%	28,370	10,106	40.3%	293.6	44.7%
South Texas (2)	78	82.71%	14,141	3,608	52.5%	562.8	73.5%

Total United States	1,106	28.17%	86,524	43,190	71.0%	2,180.8	77.0%

(1)	In January 2017, Abraxas sold its Brooks Draw assets in the Powder River Basin consisting of 14,229 net acres and 0.0 MMBoe of reserves as of December 31, 2015. The amounts set forth in the table do not reflect this sale.

(2)	In September 2016, Abraxas sold its Portilla Field and associated acreage consisting of 1,100 net acres and 0.9 MMBoe of reserves as of December 31, 2015. The amounts set forth in the table do not reflect this sale.

Strategy

Our business strategy is to focus our capital and resources on our core operated basins, maintain financial flexibility and profitably grow production and reserves. Key elements of our business strategy include:

Focus our capital and resources on our core operated basins. Our core basins consist of the Permian/Delaware Basin (Bone Spring and Wolfcamp), Williston Basin (Bakken/Three Forks) and South Texas (Eagle Ford shale and Austin Chalk). Given the disparity which has existed during the past several years and which continues currently between oil and gas prices, the economics of drilling oil wells is far superior to drilling gas wells. Thus, substantially all of our 2017 capital expenditures (approximately $110.0 million after giving effect to this offering) will be used for drilling and completing seven gross (six net) horizontal wells targeting the Bone Spring and Wolfcamp formations in the Delaware Basin, drilling and completing eight gross (five net) wells in the Bakken/Three Forks, drilling an additional three gross (two net) wells in the Bakken/Three Forks that will be completed in 2018, participating in the drilling and completing of five gross (one net) non-operated wells in the Bakken/Three Forks and drilling and completing two horizontal wells in the Austin Chalk in South Texas. As part of our efforts to focus our property portfolio, we are continually marketing assets we have deemed non-core. These include assets with a low working interest that are non-operated and/or that fall outside of our three core basins. Any proceeds from these asset sales have been and will continue to be used to reduce our indebtedness and/or be redeployed into our core operating basins. Since January 1, 2016, we have received approximately $28.6 million from the sale of non-core properties.

Maintain financial flexibility. Other than the net proceeds from this offering, our primary sources of capital are availability under our bank credit facility and cash flow from operations. Availability under our bank credit facility is subject to a borrowing base which is determined semi-annually by our lenders. The next redetermination is scheduled for March 2017. On October 31, 2016, after factoring in asset sales, our borrowing base was reduced to $115.0 million. As of January 18, 2017, we had approximately $87.0 million borrowed under our bank credit facility and availability of approximately $28.0 million.

We seek to reduce the volatility of our cash flow from operations by hedging a portion of our production. As of January 18, 2017, we had NYMEX-based fixed price commodity swap arrangements on approximately 70% of our internally estimated net proved developed producing oil reserves (as of September 9, 2016) through December 31, 2017, 77% for 2018 and 64% for 2019. As of January 18, 2017, we also had NYMEX-based costless collar commodity arrangements on approximately 62% of our internally estimated net proved developed producing natural gas reserves (as of September 9, 2016) through December 31, 2017 and a 500 Bopd Midland – Cushing oil price differential swap at ($0.65)/Bbl.

We plan on deploying our available capital in a cost-effective manner. We seek to operate a high percentage of our properties which allows us to better control costs. At December 31, 2015, we operated properties comprising 95% of our proved developed reserves on a PV-10 basis. We intend to maintain our liquidity and the strength of our balance sheet during 2017. After giving effect to this offering, our capital budget for 2017 will be approximately $110.0 million.

Profitably grow production and reserves. We have a substantial low-decline legacy production base as evidenced by our approximately 19.8-year average reserve life as of year-end 2015. Our capital is currently being deployed largely into unconventional oil assets with relatively predictable production profiles, yet steep initial decline rates. Therefore, the economics of these oil wells are highly dependent on both near term commodity prices and strong operational cost control. Cost savings achieved through efficiencies of using our own rig in the Williston Basin, and heightened focus on cost control in all of our operated positions both contribute to our historical success in adding low cost barrels to our production base.

Our Competitive Strengths

Exposure to oil focused resource plays. We hold core acreage positions in the Wolfcamp/Bone Spring in the Delaware Basin, Bakken/Three Forks in the Williston Basin and Eagle Ford/Austin Chalk in South Texas. We believe our assets in these plays are characterized by low geological risk and repeatable drilling opportunities that we expect will result in a predictable production growth profile. Our portfolio is oil-focused, with oil representing 56% of our proved reserves as of December 31, 2015.

We are proven operators. Our CEO, Robert L.G. Watson, founded Abraxas in 1977 and has assembled an experienced operating and technical team. Abraxas prides itself on its in-house expertise specifically focused on horizontal drilling, geo-steering and hydraulic fracturing.

Conservative capital structure. After giving effect to this offering and the application of the net proceeds therefrom (including any proceeds from the exercise of the underwriters’ option to purchase additional shares), we expect to have approximately $93.4 million of available borrowing capacity under our bank credit facility. We will continue to seek to maintain financial flexibility to allow us to actively develop our drilling, development and exploration activities across our portfolio and maximize our ability to complete any incremental acquisition opportunities.

Operating control over the majority of our asset portfolio. As of December 31, 2015, we operated approximately 95% of our estimated proved reserves. We believe that our high level of operational control enables us to develop our resource base in an efficient and cost-effective manner. In addition, our operated positions enable us to better manage the pace of development and allocate our capital expenditures to our highest return projects.

Our management has a proven acquisition and development track record. Our executive officers average over 30 years of experience in the oil and gas industry and have demonstrated a successful track record of acquiring, developing and exploiting assets in areas where our properties are located.

Properties

Our properties are located in the Permian/Delaware Basin, Rocky Mountain and South Texas regions of the United States.

Permian/Delaware Basin

Abraxas holds approximately 5,853 net acres targeting the Wolfcamp and Bone Spring formations in Ward, Reeves and Pecos Counties, Texas. This is inclusive of 480 net acres on the Company’s Howe Prospect which are currently subject to a title dispute. We do not have any reserves or planned 2017 capital expenditures relating to the acreage that is subject to this title dispute. We are currently attempting to acquire additional interests in this area although we cannot assure you that we will be able to do so. These are legacy properties for Abraxas and are entirely held by production. The existing wells produce oil from shallow vertical wells in the Cherry Canyon formation and gas from deeper horizontal wells in the Montoya and Devonian formations. Abraxas’ acreage in the Wolfcamp and Bone Spring formations is primarily located in the transition zone between the Delaware Basin and Central Basin Platform. The Wolfcamp interval is thinner than other productive zones found deeper in the basin, but has a similar sequence of shale, limestone and sandstone. Importantly, the interval is overpressured and Abraxas has had positive oil shows in vertical zones across the Wolfcamp, Bone Spring and Pennsylvanian intervals. Abraxas successfully tested the Wolfcamp A2 in the Caprito 99-101H, which came online in November 2016 and exceeded the Company’s expectations by averaging 997 Boepd over the well’s highest 30-days of production. Assuming the completion of this offering, Abraxas plans to drill seven gross (six net) approximately 5,000 foot horizontal Wolfcamp and Bone Spring wells on its acreage position at a cost of approximately $6.3 million/well. Abraxas is also allocating $15 million for incremental leasing in the Delaware Basin. In total, Abraxas’ $110.0 million capital budget for 2017 allocates $52.5 million to the planned Permian/Delaware Basin program.

Rocky Mountain – Williston Basin—Bakken/Three Forks and Powder River Basin

We acquired our leasehold position in the Williston Basin principally through a producing property acquisition in January 2008 from St. Mary Land & Exploration, now known as SM Energy Company. Our activity in the Williston Basin is primarily focused on the Bakken/Three Forks formation. Since the beginning of 2014, we have closed several transactions that have put us in a position to gain additional operated drilling units. Our current position on our primary development on our North Fork and Lillibridge prospects in McKenzie County, North Dakota, consists of 4,013 net acres. Abraxas holds additional acreage prospective for the Bakken and Three Forks primarily in Richland County, Montana. We intend to continue to acquire long-term leases in areas in which we own a concentrated interest, or in drilling units where we can increase our working interest at a reasonable cost.

Through September 30, 2016, we have drilled and completed 36 gross wells on our North Fork and Lillibridge prospects. Using current spacing, we believe we have an additional 56 wells which can be drilled on our operated properties. Abraxas’ $110.0 million capital budget for 2017 includes $42.2 million for the drilling and completion of eight gross (five net) operated horizontal wells targeting the Bakken/Three Forks formation, the drilling of an additional three gross (two net) operated horizontal wells that will be completed in 2018 and the participation in the drilling and completion of five gross (one net) non-operated wells. Gross drilling and completion costs for a horizontal well in this formation are estimated at $6.3 million.

Abraxas holds approximately 2,088 net acres targeting the Turner formation in the Powder River Basin. The Company’s Turner acreage is located in the Porcupine area. In March 2012, Abraxas completed the Hedgehog 2H in this area, which has had cumulative gross production of 393 MBoe (22% oil) over its first 57 months. Abraxas is currently marketing these assets for sale.

South Texas– Eagle Ford/Austin Chalk

Abraxas acquired the majority of its original leasehold position in the Eagle Ford/Austin Chalk through our legacy activity targeting the Edwards formation in DeWitt and Lavaca Counties, Texas. Since 2014, Abraxas has been actively acquiring leases and focusing on two core prospects in the Eagle Ford: the Jourdanton Prospect and the Cave / Dilworth East Prospect.

Jourdanton Prospect. The Jourdanton Prospect consists of approximately 7,685 net acres in Atascosa County, Texas on which Abraxas holds a 100% working interest. Abraxas acquired the leases beginning in 2010, targeting an analogous geologic environment to a competitor’s leasehold in the Karnes trough. Our leasehold sits in the up-dip portion of the Eagle Ford between two faults, known as a graben, where the Eagle Ford is thicker. In 2011, the prospect was part of a joint venture, which drilled its first well on the prospect, the Grass Farms 1H. The well exhibited a modest 30-day production rate of around 100 Boe per day and the joint venture chose to focus its efforts in other areas of the Eagle Ford. As a result of the dissolution of the joint venture, Abraxas acquired a 100% working interest across the acreage and elected to shoot 3D seismic. After interpreting the 3D seismic data, it was determined that the Grass Farms 1H crossed a fault and was actually not in zone. Abraxas then elected to drill a second well at Jourdanton, the Blue Eyes 1H, to fully test the concept in December 2013. As a result of this successful test, during 2014 and 2015, Abraxas drilled and completed eight wells in this area, which produced 30-day initial production rates of 383 Boe per day on average.

In late 2015, we observed a third party operator’s success drilling and placing modern completions on Austin Chalk wells in the Karnes trough. Abraxas’ Jourdanton acreage sits in a similar graben system to the Karnes trough, with comparable reservoir thickness and permeability. This has led our management to seek ways to exploit this potential. Abraxas drilled the Company’s first well in the Austin Chalk, the Bulls Eye 101H, which came online in August 2016. The Bulls Eye 101H averaged 366 boepd (321 barrels of oil per day, 220 mcf of natural gas per day) over the well’s highest 30 days of production. Abraxas plans to drill two horizontal wells in 2017 targeting the Austin Chalk. Gross drilling and completion costs for a 5,000 foot horizontal Austin chalk well are estimated at $5.5 million. Abraxas’ $110.0 million capital budget for 2017 allocates $11.0 million to the Jourdanton Prospect to further test the Austin Chalk.

Cave/Dilworth East Prospect. The Cave Prospect consists of approximately 411 net acres in McMullen County, Texas on which Abraxas holds a 100% working interest. The lease is now fully developed in the lower Eagle Ford. The Dilworth East Prospect consists of approximately 1,180 net acres in McMullen County, Texas on which Abraxas holds a 100% working interest. The Dilworth East prospect has the potential to accommodate up to ten (including the already drilled R. Henry 1H and R. Henry 2H wells) 5,000-5,500 foot locations and three 8,500 foot locations. Abraxas’ $110.0 million capital budget for 2017 does not allocate any capital to the Cave or Dilworth East Prospects.

Legacy Properties – Permian Basin and Williston Basin

Abraxas has a substantial base of conventional legacy oil and gas assets located primarily in the Permian Basin in Texas and Williston Basin in North Dakota. Our legacy properties in the Permian Basin region are primarily located in two sub-basins, the Delaware Basin and the Eastern Shelf. In the Delaware Basin, our wells are located in Pecos, Reeves, and Ward Counties, Texas and produce oil and gas from multiple stacked formations from the Bell Canyon at 5,000 feet down to the Ellenburger at 16,000 feet. In the Eastern Shelf, our wells are principally located in Coke, Scurry, Mitchell and Nolan Counties, Texas and produce oil and gas from the Strawn Reef formation at 5,000 to 7,500 feet and oil from the shallower Clearfork formation at depths ranging from 2,300 to 3,300 feet. On our legacy properties in the Williston Basin, our wells are principally located in North Dakota and Montana and produce oil and gas from the Madison, Duperow and Red River from 7,000 to 16,000 feet.

For more information on our business and properties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference in this prospectus supplement.

2017 Budget

Our capital expenditure budget for 2017 is approximately $110.0 million, assuming the completion of this offering. We plan to use the net proceeds from this offering (including any proceeds from the exercise of the underwriters’ option to purchase additional shares) to accelerate our drilling program. We may also use such proceeds for general corporate purposes including acquisitions. We have historically drawn on our bank credit facility to fund our capital expenditures and intend to initially use the net proceeds from this offering to repay the amounts outstanding under this facility. After such repayment, we expect to have approximately $93.4 million of available borrowing capacity under our bank credit facility.

The 2017 capital expenditure budget is subject to change depending upon a number of factors, including the availability of drilling equipment and personnel, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the availability of sufficient capital resources for drilling prospects, our financial results, the availability of leases on reasonable terms and our ability to obtain permits for drilling locations. The $110.0 million 2017 capital budget is currently allocated as follows:

Year End December 31, 2017
(In millions)
Permian/Delaware Basin	$52.5
Williston Basin/Bakken/Three Forks	42.2
South Texas/Austin Chalk	11.0
General corporate purposes (including acquisitions)	4.3

Total	$110.0

Recent Developments

In Ward County, Texas, Abraxas successfully completed the 4,963 foot effective lateral of the Caprito 99-101H with a 25-stage completion. The results of the well significantly exceeded expectations with a 24-hour initial production rate of 1,267 Boepd (1,053 barrels of oil per day, 1,285 mcf of natural gas per day) and a 30-day initial production rate of 997 Boepd (811 barrels of oil per day, 1,115 mcf of natural gas per day). Abraxas owns a 100% working interest in the Caprito 99-101H.

Assuming the completion of this offering, Abraxas plans to run a full time development rig on the Company’s Delaware Basin assets starting in February 2017 and to drill a total of seven gross (six net) wells across the Company’s Delaware Basin assets in 2017. Abraxas also plans to expand the Company’s acreage position in the area and has dedicated approximately $15 million of the 2017 capital budget to acquiring additional leasehold interests in the play.

In the Bakken/Three Forks, Abraxas plans to participate in four non-operated wells with an average 28% working interest offsetting the Company’s existing operated assets in the North Fork area. Abraxas’ 2017 capital budget calls for the drilling and completing of eight gross (five net) operated wells and the drilling of an additional three gross (two net) operated wells that will be completed in 2018. At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Company recently spudded a four well pad in the Stenehjem 6H-9H. Surface casing has been set on all four wells and the Company is currently drilling the intermediate section of the Stenehjem 6H. Abraxas’ working interest following the receipt of elections for the Stenehjem 6H-9H is approximately 75%.

At Abraxas’ Jourdanton prospect in Atascosa County, Texas, the Bulls Eye 101H averaged 366 Boepd (321 barrels of oil per day, 220 mcf of natural gas per day) over the well’s highest 30 days of production. The well continues to demonstrate a very stable production profile. Abraxas continues to monitor the well and available cost-effective leases in the area. Abraxas owns a 100% working interest in the Bulls Eye 101H.

We plan to continue to market and sell non-core assets. In January 2017, Abraxas closed on the sale of the Company’s Brooks Draw assets in the Powder River Basin for $11.1 million in gross proceeds. Abraxas continues to market the Company’s remaining assets in the Powder River Basin as well as the Hudgins Ranch in Pecos County, Texas.

THE OFFERING

Common stock offered by us	25,000,000 shares; 28,750,000 shares if the underwriters exercise their option to purchase additional shares in full.

Common stock to be outstanding after this offering	160,094,017 shares; 163,844,017 shares if the underwriters exercise in full their option to purchase additional shares.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $56.8 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $65.4 million if the underwriters exercise the option in full to purchase additional shares. We plan to use the net proceeds from this offering (including any proceeds from the exercise of the underwriters’ option to purchase additional shares) to accelerate our drilling program with an expanded 2017 capital expenditure budget of approximately $110.0 million. We may also use such proceeds for general corporate purposes including acquisitions. We have historically drawn on our bank credit facility to fund our capital expenditures and intend to initially use the net proceeds from this offering to repay the amounts outstanding under this facility. After such repayment, we expect to have approximately $93.4 million of available borrowing capacity under our bank credit facility. Our bank credit facility matures on June 30, 2018. At January 18, 2017, the principal balance outstanding under our bank credit facility was approximately $87.0 million and the interest rate on the bank credit facility was 3.26% per annum. See “Use of Proceeds” included elsewhere in this prospectus supplement.

NASDAQ Stock Market Symbol	AXAS

Dividend policy	We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our bank credit facility prohibits us from paying dividends and making other distributions.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk Factors” in this prospectus supplement, the prospectus and the documents incorporated by reference in this prospectus supplement, as the same may be updated in our reports filed with the SEC.

The number of shares to be outstanding after this offering is based on 135,094,017 shares of our common stock outstanding as of January 18, 2017 and excludes 8,153,775 shares that may be issued pursuant to outstanding stock options and restricted stock units granted under equity incentive plans (of which 4,808,263 shares were vested at January 18, 2017).

Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares.

Summary Financial Data

The following table presents summary historical financial data for the periods and as of the dates indicated. The following table should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, each of which is incorporated by reference into this prospectus supplement. The summary historical financial data as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015 have been derived from the audited consolidated financial statements of Abraxas incorporated by reference in this prospectus supplement. The summary historical financial data as of December 31, 2013 has been derived from the audited consolidated financial statements of Abraxas, which are not included or incorporated by reference in this prospectus supplement. The summary historical financial data as of September 30, 2016 and for the nine months ended September 30, 2015 and 2016 are derived from the unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of results that may be expected for any future period.

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
	(In thousands, except per share data)
				(unaudited)
Revenues	$92,324	$133,776	$67,030	$53,682	$34,548
Operating Costs and Expenses:
Lease operating	23,205	25,875	23,074	17,806	13,609
Production taxes	8,437	11,462	6,679	5,255	3,602
Rig expense	—	—	—	—	534
Depreciation, depletion and amortization	25,588	43,139	33,721	31,044	17,932
Impairment	—	—	128,573	59,891	67,626
General and administrative	11,997	13,378	11,788	9,190	8,238
Other (income) expense:
Net interest expense	4,553	2,568	3,904	2,783	3,349
Amortization of deferred financing fees	1,367	934	643	481	763
(Gain) loss on sale of properties	(33,377)	—	—	—	(374)
Loss (gain) on derivative contracts	2,474	(25,237)	(19,301)	(13,097)	10,346
Other	539	(7)	318	—	—

Income (loss) before income tax	$47,541	$61,664	$(127,369)	$(59,671)	$(91,077)
Income tax benefit (expense)	(700)	287	279	—	—

Net income (loss) from continuing operations	$46,841	$61,951	$(127,090)	$(59,671)	$(91,077)
Net income (loss) from discontinued operations net of tax	(8,194)	1,318	(20)	(20)	—

Net income (loss)	$38,647	$63,269	$(127,110)	$(59,691)	$(91,077)
Net income (loss) per common share from continuing operations:
Basic	$0.51	$0.63	$(1.21)	$(0.57)	$(0.77)
Diluted	$0.50	$0.61	$(1.21)	$(0.57)	$(0.77)
Net income (loss) per common share from discontinued operations:
Basic	$(0.09)	$0.01	$—	$—	$—
Diluted	$(0.09)	$0.01	$—	$—	$—

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
	(In thousands)
				(unaudited)
Cash flow data:
Net cash provided by (used in) operating activities	$51,654	$96,203	$6,979	$105	$22,225
Net cash provided by (used in) investing activities	32,486	(186,468)	(69,253)	(52,476)	(7,039)
Net cash provided by (used in) financing activities	(81,014)	88,832	62,042	48,599	(18,726)

	Historical
	At December 31,			At September 30, 2016
	2013	2014	2015
	(In thousands)
				(unaudited)
Consolidated Balance Sheet Data:
Total assets	$223,650	$374,899	$267,872	$162,742
Current maturities of long-term debt	2,142	2,235	2,330	1,316
Long-term debt	41,790	76,554	138,402	93,680
Stockholders’ equity (deficit)	86,906	207,495	84,465	23,022

Summary Operating and Reserve Data

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
Production (1):
Oil (MBbl)	829	1,394	1,440	1,100	919
Gas (MMcf)	3,343	2,918	3,015	2,246	2,232
NGL (MBbl)	147	208	238	169	239

Total (MBoe)(2)	1,533	2,088	2,181	1,643	1,531
Average Daily Production (Boe)	4,200	5,720	5,975	6,020	5,586
Average Sales Price (1, 3):
Oil ($/Bbl)	$92.02	$82.42	$41.15	$42,94	$34.13
Gas ($/Mcf)	3.27	4.17	1.94	2.16	1.10
NGL ($/Bbl)	34.32	32.02	7.89	9.32	2.90

Oil Equivalents ($/Boe)	60.18	64.04	30.72	31.44	17.72
Expenses ($ per Boe) (1):
Lease operating expenses	$15.14	$12.39	$10.75	$10.83	$8.89
Production tax expense	5.50	5.49	3.06	3.20	2.35
General and administrative (excl. stock based compensation)	6.45	5.11	3.61	3.71	3.81
Depreciation and amortization expense	16.69	20.66	17.76	18.89	11.72

	As of December 31,
Reserve Data:	2013	2014	2015
Oil (MBbl)	20,914	29,390	24,131
Gas (MMcf)	48,109	55,853	75,027
NGL (MBbl)	2,037	3,708	6,556
Total (MBoe)	30,970	42,407	43,190
Proved Developed as a % of total	44%	42%	40%
Standardized measure (in thousands)	$340,985	$512,557	$197,521
PV-10 (in thousands) (4)	$425,235	$637,443	$197,521

(1)	Excludes discontinued operations.
(2)	Oil and gas were combined by converting gas to a Boe equivalent on the basis of 6 Mcf of gas to 1 Bbl of oil.
(3)	Before realized gain (loss) on derivative contracts.
(4)	PV-10 is considered a non-GAAP financial measure under SEC regulations. For a reconciliation of PV-10 to Standardized Measure, see “— Reconciliation of PV-10 to Standardized Measure” below.

Reconciliation of PV-10 to Standardized Measure

PV-10 is the estimated present value of the future net revenues from our proved oil and gas reserves before income taxes discounted using a 10% discount rate. PV-10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. We believe that PV-10 is an important measure that can be used to evaluate the relative significance of our oil and gas properties and that PV-10 is widely used by securities analysts and investors when evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes.

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 at December 31, 2013, 2014 and 2015:

	As of December 31,
	2013	2014	2015
Standardized measure (in thousands)	$340,985	$512,557	$197,521
Present value of future income taxes discounted at 10% (in thousands)	84,250	124,886	—

PV-10 (in thousands)	$425,235	$637,443	$197,251

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the following risk factors and the risk factors contained in the accompanying prospectus, as well as the risk factors included in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all other information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference in evaluating our business and prospects. The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference are not the only ones we face. Additional risks and uncertainties, other than those we describe in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference, that are not presently known to us or that we currently believe are immaterial, may also impair our business operations. If any of those risks occur, our business, financial condition, and results of operations could be harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

You will experience immediate dilution in the book value per share of the common stock you purchase. You will experience further dilution if we issue additional equity securities in future transactions.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $2.40 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $1.90 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We are currently authorized to issue 200,000,000 shares of common stock. We may in the future issue previously authorized and unissued securities, resulting in the dilution of the ownership interests of current stockholders. The potential issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We will not pay dividends on our common stock for the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our bank credit facility prohibits us from paying dividends and making other cash distributions.

Shares eligible for future sale may depress our stock price.

At January 18, 2017, we had 135,094,017 shares of common stock outstanding of which 12,566,629 shares were held by affiliates and, in addition, 8,153,775 shares of common stock were subject to outstanding options and restricted stock units granted under equity incentive plans (of which 4,808,263 shares were vested at January 18, 2017).

All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act. The shares of common stock issuable upon exercise of stock options and upon vesting of the restricted stock units have been registered under the Securities Act. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Stock Market. The market price of our common stock has been volatile. For example, during 2016, the closing market price of our common stock ranged from $0.65 to $2.70 per share. The market for our common stock is likely to continue to be volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the oil and gas industry;

•	sales of common stock or other actions by our stockholders;

•	additions or departures of key management personnel;

•	commencement of or involvement in litigation;

•	speculation in the press or investment community regarding our business;

•	an inability to maintain the listing of our common stock on a national securities exchange;

•	market conditions; and

•	analysts’ estimates and other events in the oil and gas industry.

We may issue shares of preferred stock with greater rights than our common stock.

Subject to the rules of The NASDAQ Stock Market, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock.

Anti-takeover provisions could make a third party acquisition of us difficult.

Our articles of incorporation and bylaws provide for a classified board of directors, with each member serving a three-year term, and eliminate the ability of stockholders to call special meetings or take action by written consent. Provisions in our articles of incorporation and bylaws could make it more difficult for a third party to acquire us without the approval of our board. In addition, the Nevada corporate statute also contains certain provisions that could make an acquisition by a third party more difficult.

USE OF PROCEEDS

We estimate that the net proceeds to be received by us from this offering will be approximately $56.8 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $65.4 million if the underwriters exercise their option to purchase additional shares in full.

The following table sets forth the proceeds we expect to receive from this offering and our uses of such proceeds.

(in millions)
Gross proceeds from this offering (1)	$60.0

Use of proceeds
Acceleration of drilling operations, repayment of indebtedness and general corporate purposes (2)	$56.8
Discounts, commissions and offering expenses (3)	3.2

Total use of proceeds	$60.0

(1)	If the underwriters exercise their option to purchase additional shares in full, the gross proceeds would be approximately $69.0 million.
(2)	We plan to use the net proceeds from this offering (including any proceeds from the exercise of the underwriters’ option to purchase additional shares) to accelerate our drilling program with an expanded 2017 capital expenditure budget of approximately $110.0 million. We may also use such proceeds for general corporate purposes including acquisitions. We have historically drawn on our bank credit facility to fund our capital expenditures and intend to initially use the net proceeds from this offering to repay the amounts outstanding under this facility. After such repayment, we expect to have approximately $93.4 million of available borrowing capacity under our bank credit facility. Our bank credit facility matures on June 30, 2018. At January 18, 2017, the principal balance outstanding under our bank credit facility was approximately $87.0 million and the interest rate was 3.26% per annum. Borrowings under our bank credit facility have been used primarily for capital expenditures and general corporate purposes including acquisitions.
(3)	Includes underwriting discounts and commissions of approximately $3.0 million associated with this offering and $0.2 million of offering expenses. If the underwriters exercise their option to purchase additional shares in full, underwriting discounts and commissions for this offering would increase to approximately $3.5 million.

CAPITALIZATION

The following table sets forth:

•	our historical cash and capitalization as of September 30, 2016; and

•	our cash and capitalization as of September 30, 2016, as adjusted to reflect this offering and the application of the net proceeds we expect to receive as described under “Use of Proceeds.”

We derived this table from, and it should be read in conjunction with, our historical financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	As of September 30, 2016
	Historical	As Adjusted
	(In thousands, except share data)
Cash and cash equivalents	$—	—

Debt:
Current maturities of long-term debt	1,313	1,313
Long-term debt (1)	93,680	36,880

Total Debt	94,993	38,193

Stockholders’ equity (deficit):
Preferred stock, par value $0.01 per share – authorized 1,000,000 shares; -0- shares issued and outstanding	—	—
Common stock, par value $0.01 per share – authorized 200,000,000 shares; 135,088,301 issued and outstanding (historical); 160,088,301 shares issued and outstanding (as adjusted)	1,351	1,601
Additional Paid in Capital	343,198	399,748
Retained Earnings	(321,527)	(321,527)
Accumulated Other Comprehensive Income (Loss)	—	—

Total Stockholders’ Equity	23,022	79,822

Total Capitalization	$118,015	$118,015

(1)	As of September 30, 2016, we had $90.0 million outstanding under our bank credit facility. As of January 18, 2017, we had approximately $87.0 million outstanding under our bank credit facility. The amount set forth in the table above does not include this reduction in the amount outstanding under our bank credit facility. After giving effect to this offering and the application of the net proceeds therefrom (including any proceeds from the exercise of the underwriters’ option to purchase additional shares), we expect to have approximately $93.4 million of available borrowing capacity under our bank credit facility.

DILUTION

If you invest in our common stock, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2016 was approximately $23.0 million, or approximately $0.17 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of outstanding shares of our common stock.

After giving effect to the sale of 25,000,000 shares of common stock by us at a price of $2.40 per share and after deducting our estimated offering expenses payable by us, our as-adjusted net tangible book value as of September 30, 2016 would have been approximately $79.8 million, or approximately $0.50 per share. This represents an immediate increase in net tangible book value of approximately $0.33 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $1.99 per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this calculation on a per share basis:

Offering price per share		$2.40

Net tangible book value per share as of September 30, 2016	$0.17
Increase in net tangible book value per share attributable to new investors	0.33

As adjusted net tangible book value per share after this offering		0.50

Dilution per share to new investors		1.90

If the underwriters exercise their option to purchase additional shares of common stock at the public offering price of $2.40 per share in full, the as adjusted net tangible book value after this offering would have been $0.54 per share, representing an increase in net tangible book value of $0.37 per share to existing stockholders and an immediate dilution in net tangible book value of $1.86 per share to investors purchasing our common stock in this offering at the assumed public offering price.

In addition, we had 8,153,775 options to purchase shares of our common stock outstanding at January 18, 2017 at a weighted average exercise price of $2.39 per share. To the extent that the outstanding stock options may be exercised or other shares issued, investors purchasing our common stock in this offering will experience further dilution. In the event we need to raise additional capital in the future and we issue additional equity securities, our then existing stockholders may also experience dilution.

COMMON STOCK PRICE RANGE AND DIVIDEND POLICY

The following table sets forth certain information as to the high and low sales price quoted for our common stock on The NASDAQ Stock Market.

Period	High	Low
2015
First Quarter	$3.56	$2.33
Second Quarter	3.98	2.82
Third Quarter	2.95	1.20
Fourth Quarter	1.95	0.84
2016
First Quarter	$1.31	$0.65
Second Quarter	1.58	0.89
Third Quarter	1.73	1.07
Fourth Quarter	2.70	1.52
2017
First Quarter (through January 18, 2017)	$2.99	$2.55

Our common stock trades on The NASDAQ Stock Market under the symbol “AXAS.” The reported closing price for our common stock on The NASDAQ Stock Market on January 18, 2017, was $2.71 per share. As of January 18, 2017, there were 135,094,017 shares of common stock outstanding, and our outstanding shares of common stock were held by approximately 1,034 stockholder accounts of record.

We have not paid any cash dividends on our common stock, and it is not presently determinable when, if ever, we will pay cash dividends in the future. In addition, our bank credit facility prohibits the payment of cash dividends on our common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. Seaport Global Securities LLC is acting as the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement between us and the representative, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Seaport Global Securities LLC	8,125,000
Canaccord Genuity	7,500,000
Stephens Inc.	7,500,000
Johnson Rice & Company L.L.C.	1,250,000
Euro Pacific Capital, Inc.	625,000

Total	25,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase our common stock is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets and that we deliver to the underwriters, customary closing documents. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares of common stock.

Option to Purchase Additional Common Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,750,000 additional shares of common stock at the public offering price per share less the underwriting discount and commissions shown on the cover page of this prospectus supplement.

Underwriting Discount and Commissions and Offering Expenses

The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $0.072 per share of common stock. After the common stock is released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The following table summarizes the compensation to be paid to the underwriters by us:

	Total
	Per Share	No Option Exercise	Full Option Exercise
Public offering price	$2.40	$60,000,000	$69,000,000
Underwriting discounts and commissions to be paid by us	$0.12	$3,000,000	$3,450,000
Proceeds, before expenses, to us	$2.28	$57,000,000	$65,550,000

We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $0.2 million. We have also agreed to reimburse the underwriters for certain of their expenses as set forth in the underwriting agreement.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

We and our officers and directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representative (which consent may be withheld at the sole discretion of the representative), directly or indirectly, sell, offer, contract, or grant any option to sell, pledge, transfer, or establish an open “put equivalent position” within the meaning of the Exchange Act or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options, or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock. In addition, our officers and directors may not enter into a swap or other derivatives transaction that transfers to another, in whole or in part, the economic benefits or risk of ownership in our common stock, or otherwise dispose of any shares of our common stock, options or warrants or securities exchangeable or exercisable for or convertible into shares of our common stock currently or later owned either of record or beneficially, or publicly announce an intention to do any of the foregoing.

The restrictions above do not apply to (i) our issuance of shares of our common stock or options to purchase shares of our common stock, or shares of our common stock upon exercise of options, pursuant to any stock option, stock bonus, or other stock plan or arrangement described in this prospectus supplement or the accompanying prospectus, or any amendment to or replacement of such plan, (ii) the filing of one or more registration statements on Form S-8 or amendments thereto relating to the issuance of shares of our common stock or the issuance and exercise of options to purchase shares of our common stock granted under our employee benefit plans existing on the date of this prospectus supplement or any amendment to or replacement of such plan and (iii) shares of our common stock issued in connection with any acquisition of assets or acquisition of not less than a majority or controlling portion of the equity of another entity; provided that the recipient of any such shares of our common stock issued pursuant to clause (iii) during the 60-day period shall enter into an agreement with the representative substantially the same as the agreements our officers and directors entered into with the representative. Our officers and directors may transfer shares of our common stock or such other convertible, exercisable or exchangeable securities without the prior written consent of the representative if: (a) the representative receives a signed lock-up agreement for the balance of the 60-day period from each donee, trustee, distributee, or transferee, as the case may be; (b) any such transfer does not involve a disposition for value; (c) such transfers are not publicly reportable under the Securities Act, the Exchange Act, and their related rules and regulations; (d) the transferor does not otherwise voluntarily effect any public filing or report regarding such transfers; and (e) such transfer is (i) a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; or (iii) to the transferor’s affiliates or to any investment fund or other entity controlled or managed by the transferor.

If (A) during the last 17 days of the 60-day period, we issue an earnings release or material news or a material event relating to us occurs or (B) prior to the expiration of the 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, then in each case the 60-day period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, except that such extension will not apply under certain circumstances if we certify to the representative that our common stock is an “actively traded security” as defined in Regulation M and that we meet certain other requirements.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Electronic Distribution

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

From time to time, certain of the underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered pursuant to this prospectus supplement will be passed upon by Jackson Walker L.L.P., San Antonio, Texas. The validity of the common stock offered by this prospectus supplement and certain legal matters with respect to Nevada law will be passed upon for us by Holland & Hart LLP, Reno, Nevada. Certain legal matters will be passed upon for the underwriters by Porter Hedges LLP, Houston, Texas.

EXPERTS

The financial statements of Abraxas Petroleum Corporation as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The information relating to our oil and gas reserves, as of December 31, 2015, incorporated into this prospectus supplement by reference, including all statistics and data, was derived from an audit letter dated February 8, 2016 evaluating our oil and gas properties, prepared by DeGolyer and MacNaughton, our independent petroleum engineer, in reliance on the authority of such firm as experts in the oil and gas industry.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Also, using our website, www.abraxaspetroleum.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus supplement. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, including exhibits, at no cost by writing or telephoning our principal executive office, which is:

18803 Meisner Drive

San Antonio, Texas 78258

Attn: Investor Relations

(210) 490-4788

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 10, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 9, 2016;

•	our Current Reports on Form 8-K filed with the SEC on January 15, 2016, April 21, 2016, May 10, 2016, May 23, 2016, June 21, 2016 and September 20, 2016;

•	the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 6, 2016; and

•	the description of our common stock in our registration statement on Form 8-A as filed with the SEC on July 24, 2008, as that description may be updated from time to time.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the termination of this offering will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement, unless otherwise indicated on such Form 8-K.

You may get copies of this prospectus supplement or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing to Abraxas Petroleum Corporation, Attention: Investor Relations, at 18803 Meisner Drive, San Antonio, Texas 78258, or calling (210) 490-4788.

GLOSSARY OF TERMS

Unless otherwise indicated in this prospectus, gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Oil and gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil, condensate or natural gas liquids.

The following definitions shall apply to the technical terms used in this prospectus.

Terms used to describe quantities of oil and gas:

“Bbl” – barrel or barrels.

“Boe” – barrels of oil equivalent.

“MBbl” – thousand barrels.

“MBoe” – thousand barrels of oil equivalent.

“Mcf” – thousand cubic feet of gas.

“MMBoe” – million barrels of oil equivalent.

“MMcf” – million cubic feet of gas.

“NGL” – natural gas liquids measured in barrels.

Terms used to describe our interests in wells and acreage:

“Net acres” are the sum of fractional ownership working interests in gross acres (e.g., a 50% working interest in a lease covering 320 gross acres is equivalent to 160 net acres).

Terms used to assign a present value to or to classify our reserves:

“Developed oil and gas reserves*” Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“Proved developed non-producing reserves*” or “PDNP*” are those quantities of oil and gas reserves that are developed behind pipe in an existing well bore, from a shut-in well bore or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production.

“Proved developed reserves*” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved reserves*” Reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

“Proved undeveloped reserves” or “PUDs*” Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells, in each case where a relatively major expenditure is required.

“PV-10” means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation, calculated in accordance with guidelines promulgated by the Securities and Exchange Commission (“SEC”).

“Standardized Measure” means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation or de-escalation, calculated in accordance with Accounting Standards Codification (“ASC”) 932, “Disclosures About Oil and Gas Producing Activities.”

“Undeveloped oil and gas reserves*” Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

*	This definition is an abbreviated version of the complete definition set forth in Rule 4-10(a) of Regulation S-X. For the complete definition, see: http://www.ecfr.gov/cgi-bin/retrieveECFR?gp=1&SID= 7aa25d3cede06103c0ecec861362497d&ty=HTML&h= L&n=pt173.210&r=PART#se17.3.210_14_610

ABRAXAS PETROLEUM CORPORATION

$200,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Guarantees

Rights

Units

We may offer, from time to time, in one or more series:

•	unsecured senior debt securities;

•	secured senior debt securities;

•	unsecured subordinated debt securities;

•	secured subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock that may be represented by depositary shares;

•	warrants to purchase debt securities, common stock, preferred stock or other securities;

•	rights to purchase debt securities, common stock, preferred stock or other securities; and

•	units to purchase one or more of these classes of securities.

The securities:

•	will have a maximum aggregate offering price of $200,000,000;

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities;

•	may be guaranteed by our subsidiaries; and

•	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.”

We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS PROSPECTUS, THE DOCUMENTS INCORPROATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated August 8, 2016

ABOUT THIS PROSPECTUS	ii

WHERE YOU CAN FIND MORE INFORMATION	ii

FORWARD-LOOKING INFORMATION	iv

ABOUT ABRAXAS	1

RISK FACTORS	2

USE OF PROCEEDS	2

DILUTION	2

RATIO OF EARNINGS TO FIXED CHARGES	2

DESCRIPTION OF DEBT SECURITIES	3

DESCRIPTION OF CAPITAL STOCK	12

DESCRIPTION OF WARRANTS	16

DESCRIPTION OF DEPOSITARY SHARES	17

DESCRIPTION OF RIGHTS	19

DESCRIPTION OF UNITS	20

PLAN OF DISTRIBUTION	20

LEGAL MATTERS	24

EXPERTS	24

GLOSSARY OF TERMS	24

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $200,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Also, using our website, www.abraxaspetroleum.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, including exhibits, at no cost by writing or telephoning our principal executive office, which is:

18803 Meisner Drive

San Antonio, Texas 78258

Attn: Investor Relations

(210) 490-4788

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and such securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents that we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 15, 2016;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 filed with the Commission on May 10, 2016;

•	Our Current Reports on Form 8-K filed with the Commission on January 15, 2016, April 21, 2016, May 10, 2016, May 23, 2016 and June 21, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 24, 2008, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FORWARD-LOOKING INFORMATION

We make forward-looking statements throughout this prospectus and the documents included or incorporated by reference in this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as statements including words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “could,” “potentially” or similar expressions), you must remember that these are forward-looking statements, and that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus or in the documents included or incorporated by reference in this prospectus is generally located in the material set forth under the headings “About Abraxas,” “Risk Factors,” “Business,” “Properties,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management’s reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

•	the prices we receive for our production and the effectiveness of our hedging activities;

•	the availability of capital including under our credit facility;

•	our success in development, exploitation and exploration activities;

•	declines in our production of oil and gas;

•	our indebtedness and the significant amount of cash required to service our indebtedness;

•	limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our bank credit facility and restrictive debt covenants;

•	our ability to make planned capital expenditures;

•	ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our ability to procure services and equipment for our drilling and completion activities;

•	our acquisition and divestiture activities;

•	weather conditions and events;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities; and

•	other factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Except as otherwise required by law, we disclaim any duty to update any forward-looking statements, all of which are qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. See also “Where You Can Find More Information.”

ABOUT ABRAXAS

This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus, our annual report on Form 10-K for the year ended December 31, 2015 including the consolidated financial statements and the notes to those financial statements included in that report, which is incorporated by reference herein. The terms “Abraxas,” “we,” “us,” “our,” or the “Company,” refer to Abraxas Petroleum Corporation, together with its consolidated subsidiaries. We have provided definitions for some of the oil and gas industry terms used in this prospectus in the section entitled “Glossary of Terms.”

We are an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploitation of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.

Abraxas was originally incorporated in Texas in 1977 and re-incorporated in Nevada in 1990 when it became a public company. Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.” Our principal offices are located at 18803 Meisner Drive, San Antonio, Texas 78258, and our telephone number is (210) 490-4788. Information contained on our website, www.abraxaspetroleum.com, is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include any of the following:

•	repaying debt;

•	providing working capital;

•	funding capital expenditures; or

•	paying for possible acquisitions or the expansion of our business.

We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

DILUTION

Our net tangible book value at December 31, 2015 was $0.81 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	3.05x	*	8.90x	18.69x	*	*

*	Earnings inadequate to cover fixed charges.

Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees. Our earnings were inadequate to cover fixed charges in 2012 and 2015 by $18.5 million and $127.1 million, respectively, and for the three months ended March 31, 2016 by $40.9 million.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

As used in this section of the prospectus and under the caption “Description of Capital Stock,” the terms “we,” “our” and “us” mean Abraxas Petroleum Corporation only, and not its subsidiaries.

General

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

We conduct some of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized and unsubordinated claims against any subsidiary.

If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “– Subsidiary Guarantees.”

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the total principal amount of the debt securities;

•	the dates on which the principal and premium (if any) of the debt securities will be payable;

•	the interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	any optional redemption periods;

•	any subordination and the terms thereof;

•	any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•	if other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	any additional means of satisfaction or discharge of the debt securities;

•	whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	whether the debt securities will be secured or unsecured;

•	any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	whether the debt securities will be subject to certain optional interest rate reset provisions;

•	whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	any other terms of the debt securities.

Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.

Original Issue Discount

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “– Subordination.”

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture as being senior to the subordinated debt.

Unless the issuer informs you otherwise in the prospectus supplement, the issuer may not make any payment of principal of or any premium or interest on the subordinated debt securities if the issuer fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect the issuer’s obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that the issuer may incur. As a result of the subordination of the subordinated debt securities, if the issuer becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless the issuer informs you otherwise in the prospectus supplement, “Senior Debt” will mean all of the issuer’s indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or the issuer’s other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indenture.

Consolidation, Merger or Sale

The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all of our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. Certain of our rights and obligations not having an adverse effect on the rights of the holders may be modified without the consent of the holders of the debt securities.

Events of Default

Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these events occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	maintain our corporate existence;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Equal and Ratable Securitization

Neither we nor any restricted subsidiary may secure senior debt securities of any series unless the debt securities of every other series of senior debt securities are also equally and ratably secured. The subordinated securities have no such restrictive covenant.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	a supplemental indenture shall so provide.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE MKT LLC and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Meetings

Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 20% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Credit Facility

We have a senior secured credit facility with Société Générale, as administrative agent and issuing lender, and certain other lenders, which we refer to as the credit facility. As of March 31, 2016, $134.0 million was outstanding under the credit facility.

The credit facility has a maximum commitment of $300.0 million and availability is subject to a borrowing base. The borrowing base is determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of our proved reserves securing the facility utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, are able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we are able to request one redetermination during any six-month period between scheduled redeterminations. The borrowing base will be automatically reduced in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base and in connection with any hedge termination which could reduce the collateral value by 5% or more. Our borrowing base can never exceed the $300.0 million maximum commitment amount.

At March 31, 2016, we had a borrowing base of $165.0 million. On April 22, 2016, the credit facility was amended, which we refer to as the April 2016 Amendment, to set the borrowing base to $130.0 million in connection with the April 1 redetermination. In order to effectuate the reduction, we liquidated a portion of our hedge contracts and entered into new hedges for similar volumes. In connection with the hedge monetization, we received approximately $10.0 million of proceeds, which were used to repay borrowings under the credit facility. As part of the amendment, Société Générale also waived any potential violation which the hedge liquidation could have caused. Unless the redetermination scheduled to occur with the delivery of our internal engineering report on or about August 31, 2016, which we refer to as the Fall 2016 Scheduled Redetermination, has become effective prior to October 1, 2016, the borrowing base will be automatically reduced to $120.0 million on October 1, 2016 unless it has been otherwise redetermined.

Effective April 1, 2016, in connection with the April 2016 Amendment; outstanding amounts under the credit facility bear interest (x) at any time an event of default exists, at 3% per annum plus the amounts set forth below, (y) between April 1, 2016 to the earlier of October 1, 2016 and the effective date of the Fall 2016 Scheduled Redetermination, at 0.25% per annum plus the rates set forth below and (z) at all other times, at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 0.75%-1.75%, depending on the utilization of the borrowing base, or, if we elect, LIBOR plus, in each case, 1.75%-2.75% depending on the utilization of the borrowing base. At March 31, 2016, the interest rate on the credit facility was approximately 2.93% assuming LIBOR borrowings.

Subject to earlier termination rights and events of default, the stated maturity date of the credit facility is June 30, 2018. Interest is payable quarterly on reference rate advances and not less than quarterly on LIBOR advances. We are permitted to terminate the credit facility and are able, from time to time, to permanently reduce the lenders’ aggregate commitment under the credit facility in compliance with certain notice and dollar increment requirements.

Each of our subsidiaries has guaranteed our obligations under the credit facility on a senior secured basis. Obligations under the credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of our and our subsidiary guarantors’ material property and assets, other than Raven Drilling. In connection with April 2016 Amendment, we also agreed to grant our lenders a security interest in our headquarters building (in addition to the lien granted to the lender under our building loan described below) and two ranches we own, none of which had previously secured our obligations under the credit facility.

Under the credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements. We are required to maintain a current ratio, as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio of not less than 2.50 to 1.00. We are also required as of the last day of each quarter to maintain a total debt to EBITDAX ratio of not more than 4.00 to 1.00. The current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but excludes any cash deposited with a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of ASC 815 and ASC 410-20, and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of ASC 815 and ASC 410-20. The interest coverage ratio is defined as the ratio of consolidated EBITDAX to consolidated interest expense for the four fiscal quarters ended on the calculation date. For the purposes of this calculation, EBITDAX is defined as the sum of consolidated net income plus interest expense, oil and gas exploration expenses, income, franchise or margin taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of ASC 718, ASC 815 and ASC 410-20 plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts plus expenses incurred in connection with the negotiation, execution, delivery and performance of the credit facility plus expenses incurred in connection with any acquisition permitted under the credit facility plus expenses incurred in connection with any offering of senior unsecured notes, subordinated debt or equity plus up to $1.0 million of extraordinary expenses in any 12-month period plus extraordinary losses minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of ASC 815 and ASC 410-20. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. The total debt to EBITDAX ratio is defined as the ratio of total debt to consolidated EBITDAX for the four fiscal quarters ended on the calculation date. For the purposes of this calculation, total debt is the outstanding principal amount of debt, excluding debt associated with the office building, Raven Drilling’s rig loan and obligations with respect to surety bonds and derivative contracts.

At March 31, 2016, we were in compliance with all of our debt covenants. As of March 31, 2016, the interest coverage ratio was 11.67 to 1.00, the total debt to EBITDAX ratio was 3.07 to 1.00, and our current ratio was 2.23 to 1.00.

The credit facility contains a number of covenants that, among other things, restrict our ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s length” basis;

•	make any change in the principal nature of our business; and

•	permit a change of control.

In addition, in connection with the April 2016 Amendment, we also agreed to certain additional covenants including:

•	100% of the net proceeds from any sale of any of our properties occurring between April 1, 2016 and October 1, 2016 must be used to repay amounts outstanding under the credit facility;

•	100% of the net proceeds from any terminations of derivative contracts must be used to repay amounts outstanding under the credit facility;

•	if the sum of our cash on hand plus liquid investments exceeds $10.0 million, then the amount in excess of $10.0 million must be used to pay amounts outstanding under the credit facility; and

•	granting the lenders a security interest in at least 90% of the PV-10 of our proven reserves.

The credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

Rig Loan Agreement

On September 19, 2011, Raven Drilling entered into a rig loan agreement, secured by our Oilwell 2,000 HP diesel electric drilling rig (the “Collateral”). The original principal amount of the note was $7.0 million and bears interest at 4.26%. The note is payable in monthly interest and principal payments in the amount of $179,695. Subject to earlier prepayment provisions and events of default, the stated maturity date of the note is February 14, 2017. As of March 31, 2016 and December 31, 2015, $2.1 million and $2.6 million, respectively, were outstanding under the rig loan agreement.

The Company has guaranteed Raven Drilling’s obligations under the rig loan agreement and associated note. Obligations under the rig loan agreement are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in the Collateral.

Real Estate Lien Note

We have a real estate lien note secured by a first lien deed of trust on the property and improvements which serves as our corporate headquarters. The note bears interest at a fixed rate of 4.25% and is payable in monthly installments of $34,354. Beginning August 20, 2018, the interest rate will adjust to the bank’s then current prime rate plus 1.00% with a maximum rate of 7.25%. The maturity date of the note is July 20, 2023. As of March 31, 2016 and December 31, 2015, $4.0 million and $4.1 million, respectively, were outstanding on the note.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share.

As of August 1, 2016, we had 135,038,301 shares of common stock outstanding and approximately 1,036 stockholders of record.

Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of our common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available for that purpose.

Under the terms of our credit facility, we are prohibited from paying dividends on shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. The following description discusses the general terms of the preferred stock that we may issue. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our articles of incorporation and to the certificate of designation relating to that series of preferred stock. The certificate of designation for any series of preferred stock will be filed with the Securities and Exchange Commission promptly after the offering of that series of preferred stock.

The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

Option Plans

The Abraxas Petroleum Corporation Amended and Restated 2005 Employee Long-Term Incentive Plan, or LTIP, authorizes us to grant incentive stock options, non-qualified stock options and shares of restricted stock to our executive officers, as well as to all of our employees. Option grants generally have a term of 10 years and vest in equal increments over 4 years. Restricted stock grants vest in accordance with each individual grant agreement. Vesting is accelerated in certain events such as a change of control. A total of 10,600,000 shares of Abraxas common stock are currently reserved under the LTIP, subject to adjustment following certain events, such as stock splits.

Pursuant to the Abraxas Petroleum Corporation Amended and Restated 2005 Non-Employee Directors Long-Term Equity Incentive Plan, or Director Plan, we also grant non-qualified stock options and restricted stock to non-employee directors. This plan is administered by our compensation committee and provides that each year, at the first regular meeting of the board of directors immediately following our annual stockholder’s meeting, each non-employee director shall be granted or issued awards of 25,000 shares of our common stock for participation in board and committee meetings during the previous calendar year.

The compensation committee also administers our 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, each of which is now expired, but under which we previously granted restricted stock, incentive stock options and non-qualified stock options as permitted by such plans.

The following table sets forth the number of options issued and outstanding, the amount of those options outstanding that are fully vested and the average exercise price per share of such options under the LTIP, the Director Plan, 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, as of August 1, 2016, as well as pursuant to the individual option agreements:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	8,365,522	$2.41	515,874
Equity compensation plans not approved by security holders	90,000	$2.06	—

Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The articles of incorporation and bylaws provide that the board of directors will consist of not less than three or more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The board of directors, and not the stockholders, has the authority to determine the number of directors. This provision could prevent any stockholder from obtaining majority representation on the Abraxas board by enlarging the board of directors and by filling the new directorships with the stockholder’s own nominees. In addition, directors may be removed by the stockholders only for cause.

Our articles of incorporation and bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the President or a majority of the members of the board of directors. This provision may make it more difficult for stockholders to take actions opposed by the board of directors.

Our articles of incorporation and bylaws provide that any action required to be taken or which may be taken by holders of our common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the articles of incorporation and bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Anti-Takeover Statutes

Chapter 78 of the Nevada Revised Statutes, which we refer to as the Nevada GCL, contains two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make the unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions more difficult.

Restrictions on Certain Combinations between Nevada Resident Corporations and Interested Stockholders

The Nevada GCL includes certain provisions (the “Combination Provisions”) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto or timely elected against their application in its bylaws no later than October 31, 1991. Our articles of incorporation and bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

Nevada Revised Statutes 78.378 through 78.3793, inclusive, which we refer to as the Control Share Act, imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation” unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated company. Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the registered office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock. The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Our articles of incorporation do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a “dissenter’s notice” advising them of the fact and of their right to receive “fair value” for their shares. Our articles of incorporation and bylaws do not provide otherwise. By the date set in the dissenter’s notice, which may not be less than 30 or more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Our articles of incorporation and bylaws do not address this matter.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depositary Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF RIGHTS

We may issue rights to purchase debt securities, preferred stock, common stock or other securities that are being registered hereunder. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the Securities and Exchange Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the rights;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the Securities and Exchange Commission.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares or warrants or any combination of such securities, including guarantees of any securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers, including our affiliates or stockholders or in a rights offering or

(d) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices at varying prices determined at the time of sale, or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sales Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed an underwriter, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities offered and sold. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our security holders which may or may not be transferable. In any distribution of rights to our stockholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or we may engage underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. In addition, sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

“At the Market” Offering

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach an agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used. Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Market Making, Stabilization and Other Transactions

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own accounts, as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities remarketed.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting General Information.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our underwriters, dealers, and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Winstead PC, San Antonio, Texas. Underwriters, dealers and agents, if any, whom we identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical reserve information prepared by DeGolyer and MacNaughton included or incorporated by reference in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

GLOSSARY OF TERMS

Unless otherwise indicated in this prospectus, gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil, condensate or NGLs.

The following definitions shall apply to the technical terms used in this prospectus.

Terms used to describe quantities of oil and gas

“Bbl” – barrel or barrels.

“Bcf” – billion cubic feet of gas.

“Bcfe” – billion cubic feet of gas equivalent.

“Boe” – barrels of oil equivalent.

“Boepd” – barrels of oil equivalent per day.

“MBbl” – thousand barrels.

“MBoe” – thousand barrels of oil equivalent.

“Mcf” – thousand cubic feet of gas.

“Mcfe” – thousand cubic feet of gas equivalent.

“MMBbls” – million barrels.

“MMBoe” – million barrels of oil equivalent.

“MMbtu” – million British Thermal Units.

“MMcf” – million cubic feet of gas.

“MMcfe” – million cubic feet of gas equivalent.

“MMcfepd” – million cubic feet of gas equivalent per day.

“MMcfpd” – million cubic feet of gas per day.

“NGL” means natural gas liquids measured in barrels.

Terms used to assign a present value to or to classify our reserves

“Developed oil and gas reserves*” Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)            Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)            Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“Proved developed non-producing reserves*” or “PDNP*” are those quantities of oil and gas reserves that are developed behind pipe in an existing well bore, from a shut-in well bore or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production.

“Proved developed reserves*” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved reserves*” Reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

“Proved undeveloped reserves” or “PUDs*” Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells, in each case where a relatively major expenditure is required.

“PV-10” means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Standardized Measure” means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation or de-escalation, calculated in accordance with Accounting Standards Codification (“ASC”) 932, “Disclosures About Oil and Gas Producing Activities.”

“Undeveloped oil and gas reserves*” Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

* This definition is an abbreviated version of the complete definition set forth in Rule 4-10(a) of Regulation S-X. For the complete definition, see: http://www.ecfr.gov/cgi-bin/retrieveECFR?gp=1&SID= 7aa25d3cede06103c0ecec861362497d&ty=HTML&h=L&n=pt17.3.210&r=PART#se17.3.210_14_610

Terms used to describe costs

“DD&A” means depletion, depreciation and amortization.

“LOE” means lease operating expenses and production taxes.

Terms used to describe our interests in wells and acreage:

“Developed acreage” means acreage which consists of leased acres spaced or assignable to productive wells.

“Development well” is a well drilled within the proved area of an oil or gas reservoir to the depth or stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting reserves.

“Dry hole” is an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion.

“Exploratory well” is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be producing in another reservoir, or to extend a known reservoir.

“Gross acres” are the number of acres in which we own a working interest.

“Gross well” is a well in which we own an interest.

“Net acres” are the sum of fractional ownership working interests in gross acres (e.g., a 50% working interest in a lease covering 320 gross acres is equivalent to 160 net acres).

“Net well” is the sum of fractional ownership working interests in gross wells.

“Productive well” is an exploratory or a development well that is not a dry hole.

“Undeveloped acreage” means those leased acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

Other terms

“NYMEX” means the New York Mercantile Exchange.

ABRAXAS PETROLEUM

CORPORATION

25,000,000 Shares

Common Stock

Seaport Global Securities

Canaccord Genuity

Stephens Inc.

Johnson Rice & Company L.L.C.

Euro Pacific Capital

January 19, 2017